Exhibit 10.5

July 31, 2025

Mark Kosman:

Welcome to the winning team at Hertz where you'll help our company advance the way the world moves. Hertz empowers you to accelerate your career with fast-paced challenges and the opportunity to make a direct impact on the business.

We are pleased to confirm our offer of employment with The Hertz Corporation for the position of Sr Vice President, Chief Accounting Officer, based in Estero, FL beginning on September 1, 2025. This position reports directly to Scott Haralson, Executive Vice President and Chief Financial Officer. Your base salary, paid on a bi-weekly basis, will be $17,230.77 which equates to an annualized salary of $450,000.

You are eligible to participate in the Company’s Incentive Plan which provides for a target payment of 50% of your eligible earnings. Your target award will be prorated for actual time worked. Actual payout is contingent upon the Company’s metrics and performance goals tied to the plan. Details of this plan will be provided to you upon commencement of your employment. Hertz retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.

You will be eligible for a company provided vehicle for your personal and professional use. The applicable vehicle policy and vehicle choice guidance will be provided to you upon your start date. Hertz retains the right and sole discretion to amend, modify or rescind such policy at any time and for any reason.

You are eligible to participate in the Hertz annual Long-term Incentive Plan. This plan provides an annual equity award target of 80% of your base salary. Your 2025 award will be prorated based on time worked and granted on or around the 1st day of the quarter following your hire date. Future annual equity grants will be granted on or around March 1st of the grant year. Equity grants are subject to approval by the Compensation Committee of the Hertz Board of Directors and are subject to its sole and exclusive discretion for all key executives and key employees. Grants are made in accordance with the Company's Equity Grant Policy. Materials and details regarding this plan will be sent to you under separate cover once the award is granted.

You will also be awarded a one-time new hire equity grant in the form of Restricted Stock Units (RSUs) of $800,000. This grant will be awarded on or around the 1st day of the quarter following your hire date and will vest one-third each year over the next three years following the grant date. Equity grants are subject to approval by the Compensation Committee of the Hertz Board of Directors and are subject to its sole and exclusive discretion for all key executives and key employees. Grants are made in accordance with the Company's Equity Grant Policy. Materials and details regarding this plan will be sent to you under separate cover once the award is granted.

We are providing you with a one-time cash award of $300,000 less applicable taxes on the first pay period following 30 days of employment. Should you voluntarily end your employment or be terminated for Cause within 12 months of your start date, you agree to pay back 100% of this one-time award. Should you voluntarily end your employment or be terminated for Cause between twelve and twenty-four months of your start date you will be required to pay back 50% of this one-time award.
You are eligible for relocation assistance in the form of a net cash, after tax payment of $50,000. The relocation assistance payment will be made as soon as possible once your permanent relocation to the Estero, FL area begins. This award may be used at your discretion for your travel, temporary living and/or other incurred relocation expenses. Please note that if you voluntarily leave the employment of Hertz following the commencement of your position you will be required to reimburse the Company for 100% of the amount of the total expenditures made regarding your relocation, including the cash payment described above, if you leave in the first year after receiving the relocation benefits and 50% if you leave in the second year. Full terms and conditions of this relocation assistance, including the repayment obligations, will be provided to you in a separate relocation agreement upon acceptance and initiation of the relocation. Execution of that relocation agreement will be required prior to receiving any relocation reimbursement.
Please understand this offer is contingent upon the successful completion of a pre-employment MVR check (as applicable), and criminal, employment and education background checks (“Background Checks”). I acknowledge that if my background check does not meet company standards, my contingent offer will be rescinded, and my employment will be null and void. This offer does not constitute a guarantee or contract of employment. Your employment is at-will and either you or The Hertz Corporation may terminate your employment at any time, with or without cause.

Benefits eligibility is determined by our benefits administrator upon notification of your new hire status. If you are hired into a benefits eligible employment status, you will receive information from our benefits administrator regarding your benefits eligibility, as well as the dates of your enrollment window. Benefits and retirement program information can be found on our benefits website, HertzBenefits.com. You may request a paper copy of this information for free from AskHR (askhr@hertz.com). Questions about benefits eligibility and enrollment should be directed to a Hertz Benefits Specialist at 800-654-3373 Option #3. They are available from 8:00 a.m. to 8:00 p.m. ET (7:00 a.m. to 7:00 p.m. CT), Monday through Friday. Your Human Resources Business Partner and the Corporate Employee Benefits Department are also available to answer any questions you may have regarding your benefit options.

Benefits under the Program and the 401k Plan are governed by the legal plan document(s) for the respective plan. If there is a conflict or discrepancy between this letter and the legal plan document(s), the legal plan document(s) will govern. No oral statement or promise can override the terms of the plan. Depending on your employment classification or if you are covered by a collective bargaining agreement some (or all) benefits may not apply to you. Please refer to your labor agreement or contact your Human Resource Business Partner for further information about the benefits available to you and any limitations or restrictions on eligibility.

It is also a fundamental term and condition of your employment that:

i.You represent and warrant that you have not and will not disclose any confidential information or trade secrets that you may have from any third party, including but not limited to any current or former employer.
ii.You represent and warrant to the Company and agree that the negotiation, entering into or performance of your employment with the Company has not resulted in and must not result in any breach by you of any agreement, duty or other obligation (including but not limited to a Confidentiality, Non-Competition and/or Non Solicitation duty, agreement, or obligation), to any third party, including but not limited to any current or prior employer.
iii.You confirm and agree that you must not bring and will not transfer to the Company or use in the performance of your duties and functions with the Company any confidential material, documents of information or property, whether electronic or otherwise, of any third party, including but not limited to any current or former employer. You agree that you will not remove or possess any documents of information, whether electronic or otherwise, from such third party and you will not transfer any such documents or information to the Company at any time or otherwise use such documents or information in the scope of your employment with the Company.
iv.During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing).
v.You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information and the Company’s policies and procedures.
vi.You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company and will be returned to the Company upon the end of your employment with the Company.
vii.You agree that should a court issue injunctive relief to enforce any term of this Agreement, or if a court (or jury) determine that you breached any provision of this Agreement, you will reimburse the Company for all attorney’s fees and costs incurred in enforcing the terms of the Agreement, and you will also be liable for any other damages or relief permitted by law.
viii.You agree that any disputes over the above terms shall be governed by Florida law, shall be resolved in a Florida State Court or in a federal Court located in Florida, and that the terms of this agreement may be enforced by the Company or its successors or assigns.

The foregoing terms and conditions and representation and warranty will survive and will continue in full force and effect following the commencement of your employment with the Company. Should you at any time be in breach of the foregoing terms and conditions or should the foregoing representation and warranty be inaccurate or false, it will result in your immediate termination from the Company. In addition, you agree that you will indemnify and save harmless to the Company and its directors, officers, employees and agents from any and all claims and demands incurred by any of them directly or indirectly arising from any breach of the foregoing terms or conditions or any inaccuracy or misrepresentation of the foregoing representation and warranty.

In the event your position with Hertz is eliminated or your employment is terminated for any reason other than for cause and other than your voluntary resignation, after six months of employment, then you may be eligible to receive a severance payment from Hertz based on our severance policy.

Per Hertz’s standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with Hertz is at will, and either you or the Company may terminate employment at any time, with or without cause. In addition, by signing this letter, you acknowledge that this letter sets forth the entire agreement between you and the Company regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral. Your Human Resources contact is Jennifer McClain.

I, Mark Kosman, have read, understand, and having had the opportunity to obtain independent legal advice hereby voluntarily accept and agree to the terms and conditions for employment as outlined in this letter and I agree to do all things and to execute all documents necessary to give effect to the terms and conditions of employment as outlined in this letter, including but not limited to my execution of the Employee Confidentiality & Non-Competition Agreement, if applicable.

Congratulations and welcome to Hertz, where we win together!

Sincerely,

Scott Haralson
Executive Vice President and Chief Financial Officer

I acknowledge receipt of The Hertz Corporation initial terms and conditions of employment, and I accept the terms and conditions.

/s/ Mark Kosman	7/31/2025
Mark Kosman	Date